Exhibit 99.1

InsWeb Purchases Common Stock from Nationwide Mutual Insurance Company and Century Capital Partners

SACRAMENTO, Calif., April 4, 2005. (Nasdaq: INSW), an insurance marketplace that enables consumers to shop online for a variety of insurance products, announced that on March 31, 2005 it purchased 755,821 shares of InsWeb Corporation common stock, consisting of 531,947 shares held by Nationwide Mutual Insurance Company and 223,874 shares held by Century Capital Partners, L.P. These shares represented 16% of InsWeb Corporation’s total outstanding Common Stock and were purchased for $1.7 million, or $2.30 per share. With the closing of these transactions, Nationwide Mutual and Century Capital hold no shares.

Following these transactions, InsWeb has 4,042,801 shares of common stock outstanding and at December 31, 2004 had $17.5 million in cash and short-term investments.

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.